Exhibit 99.1

NEWS RELEASE

Vanguard Natural Resources, Inc. Announces Senior Leadership Changes and

Initial 2018 Guidance, and Provides 2018 General Corporate Update

HOUSTON-January 18, 2018 -- Today Vanguard Natural Resources, Inc. (the “Company” or “Vanguard”) announced changes to its leadership team. It also announced its initial 2018 capital expenditure budget and provided its initial guidance for both the first quarter and full year 2018. Additionally, Vanguard announced numerous targeted divestments beyond those initially disclosed in November 2017.

Appointment of Richard Scott Sloan as President and Chief Executive Officer

On January 15, 2018, Scott W. Smith, the President and Chief Executive Officer of the Company, stepped down as President and Chief Executive Officer and from his position on the board of directors of the Company (the “Board”), effective immediately. Mr. Smith has agreed to remain with the Company as a non-officer employee to help facilitate a seamless senior leadership transition.

Joseph Citarrella, Chairman of the Board said, “On behalf of the entire Board, I would like to thank Scott for his dedication and many years of service. As the founder of the Company, he has been a critical member of the management team and we wish him every success in his future endeavors.”

The Company is pleased to announce the promotion of Richard Scott Sloan to President and Chief Executive Officer. Mr. Sloan has served as Executive Vice President and Chief Financial Officer of the Company since September 2017 and as a member of the Board since August 2017. He will continue to serve on the Board, having previously held various senior leadership positions over his 25-year career at BP, including President of BP Russia, Director of M&A, and Chief Financial Officer of several regional divisions. He received his BA in Economics from Colgate University and MBA in Corporate Finance from the University of Chicago. Mr. Citarrella remarked “Scott is a seasoned executive with the capability and vision to lead Vanguard as we implement our long-term strategy to maximize value for all of the Company’s shareholders. His exceptional leadership skills have been evident since he joined the management team in September, and we are confident that he will deliver outstanding results as President and Chief Executive Officer of the Company.”

Scott W. Smith said, “Having founded the Company over ten years ago, I am proud to have seen it grow to an enterprise of significant size and scale. However, with the completion of the recapitalization, I believe it is time for me to step down from my role as President and Chief Executive Officer. I am highly confident that the current management team and the many other talented individuals that work tirelessly each day on behalf of the Company will continue doing a tremendous job in executing the business plan and long-term strategy that the Board has outlined for 2018 and beyond.”

Appointment of Ryan Midgett as Chief Financial Officer

In connection with Mr. Sloan’s promotion to President and Chief Executive Officer, Ryan Midgett has been promoted to serve as the Chief Financial Officer of the Company. Mr. Midgett has over a decade of experience in financial management, analysis and reporting in the oil and gas industry. Most recently he served as the Vice President, Finance and Treasurer of the Company. Mr. Midgett received his BA in Economics, Managerial Studies and Political Science from Rice University. W. Greg Dunlevy, Chairman of the Audit Committee stated, “Ryan’s demonstrated leadership abilities, past experience and deep knowledge of the Company’s business make him the ideal successor as our Chief Financial Officer.”

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Appointment of Patty Avila-Eady as Chief Accounting Officer

Patty Avila-Eady has been appointed to serve as the Chief Accounting Officer of the Company where she will work closely with Chief Financial Officer Ryan Midgett. Ms. Avila-Eady is a certified public accountant and, including the last ten years with the Company, has over thirty years of experience in accounting and financial reporting. Ms. Avila-Eady has been responsible for the preparation and oversight of financial reporting of both public and private companies, ensuring compliance with GAAP and SEC reporting guidelines. Ms. Avila-Eady received her BBA in Accounting, magna cum laude, from the University of Houston. “Patty’s intelligence, attention to detail, commitment and technical knowledge makes her the perfect person to perform this critical function for the Company,” stated President and Chief Executive Officer R. Scott Sloan.

Departure of Britt Pence

In addition to the above, Britt Pence, the Company’s Executive Vice President of Operations, has agreed to step down, effective on or before June 29, 2018 or such other time as mutually agreed with the Company.

The Board expects to announce Mr. Pence’s replacement at a later date.

2018 Capital Expenditure Budget

The Company has approved a 2018 capital expenditure budget of $160 million that includes approximately $135 million of drilling and completions capital, or 85% of the total capital budget. More than 97% of the drilling and completion capital is focused on the core growth assets of Pinedale, Piceance, and Arkoma. The largest amount is budgeted for Pinedale development drilling (approximately $93 million). The Company is currently drilling a 14 well program in the Piceance basin, with plans to test various completion techniques, including high volume fracs, to more fully assess development upside in the field (approximately $21 million). Lastly, the Company is expected to participate in approximately 8 horizontal Woodford wells in the Arkoma basin (approximately $18 million).

Based on the capital expenditure budget, the Company expects to grow production approximately 8%, pro forma for the recent Williston divestiture described below, from December 2017 to December 2018. Natural gas production is anticipated to comprise more than 70% of total production, and lease operating expenses per Mcfe are expected to decline from 2017 levels.

Mr. Sloan, President and Chief Executive Officer, commented, “2018 is shaping up to be an exciting transition year for Vanguard. The Company is increasingly focused on its core growth assets. At the same time, we continue to identify those assets in our portfolio that are non-core to our operations and which we anticipate will be worth more to other owners. In this regard, we have completed the sale of our Williston basin properties and are initiating the marketing of leasehold interests in Ward County, Texas, which have undeveloped shale resource along with established producing reserves. We expect that our 2018 divestment program will lead to a more focused and less levered Vanguard by year end.”

Initial 2018 Guidance

The following table sets forth the Company’s initial guidance for 2018 which is based on certain estimates being used by the Company to model its anticipated results of operations for the 2018 fiscal year. These estimates do not include any future acquisitions or divestitures of oil or natural gas properties, reflect the impact of the sale of the Williston properties divested in December 2017, and assume Vanguard’s current capital structure.

	Q1 2018E		FY 2018E
Net Production:
Oil (Bbls/d)	8,000	9,000	8,200	9,200
Natural gas (Mcf/d)	250,000	270,000	255,000	280,000
Natural gas liquids (Bbls/d)	8,000	9,000	8,300	9,300
Total (Mcfe/d)	346,000	378,000	354,000	391,000

Costs ($ thousands):
Lease operating expenses	34,000	38,000	135,000	150,000
Production taxes (% of revenue)	9.5%	10.5%	9.5%	10.5%
G&A expenses (excluding non-cash compensation) (1)	10,500	11,500	40,000	45,000
Interest expense	14,000	15,000	55,000	-60,000
Capital expenditures	46,000	50,000	152,000	-168,000

Average NYMEX Differentials (2):
Oil ($/Bbl)	($6.00)	($7.00)	($5.50)	($7.00)
Natural gas ($/MMBtu)	($0.95)	($1.05)	($0.85)	($1.15)
NGL realization as a percentage of crude oil NYMEX price (3)	37.5%	42.5%	35%	45%

(1)	Includes post-emergence restructuring related costs of $3.4 million for 2018.
(2)	Includes impact of transportation costs that may be classified as operating expenses under ASC 606 Revenue Recognition.
(3)	Assumes a weighted average product breakout of approximately 16% ethane, 39% propane, 11% isobutane, 14% n-butane and 20% pentane.

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Operations Update

Green River Basin – Pinedale

The Pinedale asset equates to approximately 35% of Vanguard’s estimated 2018 production. The Company anticipates its production in the Pinedale field will grow approximately 20% from December 2017 to December 2018. Recently, Vanguard has participated in the three horizontal wells being drilled and completed by Ultra Petroleum. Two of these horizontal wells are planned for the Lower Lance A interval and the other is testing a deeper Mesaverde interval. The first Lance A well had a max average 30 day initial production rate of 42 MMcf per day and a condensate yield of 15 barrels per MMcf. The Company’s 2018 capital expenditures budget and initial 2018 guidance do not assume any additional horizontal activity. Vanguard will evaluate, and potentially allocate additional capital to, further horizontal activity as Ultra Petroleum continues to pursue this exciting development opportunity.

Piceance Basin – Mamm Creek

The Piceance assets equate to approximately 20% of Vanguard’s estimated 2018 production. The Company anticipates its production in the Piceance Basin will grow approximately 8% from December 2017 to December 2018. The Company has a 90% working interest on approximately 80% of its 14,940 net acres, with a large undeveloped inventory of approximately 550 gross (500 net) locations. In 2018 Vanguard has a 14 well program planned which will test the potential for higher EURs.

Mid-Continent Basin - Arkoma Woodford

The Arkoma Woodford core growth assets equate to approximately 8% of Vanguard’s estimated 2018 production. The Company anticipates its production in the Arkoma Woodford will grow approximately 30% from December 2017 to December 2018. The Company estimates that it holds more than 68,000 net acres in Hughes, Pittsburg, Coal, and Atoka Counties, Oklahoma, encompassing a sizeable acreage position in the Arkoma Woodford play. The rig count and permitting in the Arkoma basin continues to increase as more operators migrate to the latest completion designs. Vanguard is currently evaluating further development using enhanced drilling and completion technology on this acreage.

Washakie Basin - Wamsutter

Significant offset horizontal activity continues to move towards our operated position in southern Wyoming. In particular, BP has recently drilled horizontal Lewis wells which have resulted in attractive IPs and high crude oil cuts. In addition, recent M&A transactions from both LINN and Samson Resources have been indicative of increasing momentum and interest in the play. Vanguard is currently evaluating options for future development across this asset including further expansion in the Company’s largely contiguous Hay Reservoir area.

Divestiture Update

In December 2017, the Company completed the divestment of its Williston properties consisting of operated and non-operated working interests, overriding royalty interests, leasehold and associated development rights in Montana and North Dakota. December 2017 production was approximately 1,000 barrels of oil equivalent per day (90% oil). Gross proceeds, before fees, hedge monetizations and customary closing adjustments, totaled $38.5 million. Net proceeds were primarily used to pay down the reserve-based revolving credit facility and the borrowing base was reduced by $25 million for the sale.

The Company has already launched marketing processes to divest additional asset packages in the first half of 2018, including assets in the Gulf Coast area and over 1,700 net acres and associated net production in Ward County, TX. The Gulf Coast package consists primarily of two operated fields (Big Escambia Creek in Alabama and Parker Creek in Mississippi) with current net production of approximately 1,900 barrels of oil equivalent per day. The Ward County acreage is primarily focused around undeveloped deeper shale potential and has production of approximately 300 barrels of oil equivalent per day. The sale of the Company’s Wind River assets, consisting of producing properties (98% operated) and leasehold rights in Fremont and Natrona Counties, Wyoming is still underway.

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Liquidity Update

At December 31, 2017, Vanguard had current borrowings under the reserve-based revolving credit facility of $700.0 million and a borrowing base of $825 million, after the reduction in the borrowing base due to the Williston divestiture.

About Vanguard Natural Resources, Inc.

Vanguard Natural Resources, Inc. is an independent oil and gas company focused on the acquisition, production and development of oil and natural gas properties. Vanguard’s assets consist primarily of producing and non-producing oil and natural gas reserves located in the Green River Basin in Wyoming, the Permian Basin in West Texas and New Mexico, the Gulf Coast Basin in Texas, Louisiana, Mississippi and Alabama, the Anadarko Basin in Oklahoma and North Texas, the Piceance Basin in Colorado, the Big Horn Basin in Wyoming and Montana, the Arkoma Basin in Arkansas and Oklahoma, the Wind River Basin in Wyoming, and the Powder River Basin in Wyoming. More information on Vanguard can be found at www.vnrenergy.com.

Forward-Looking Statements

We make statements in this news release that are considered forward-looking statements within the meaning of the Securities Exchange Act of 1934, as amended. These forward-looking statements are largely based on our expectations, which reflect estimates and assumptions made by our management. These estimates and assumptions reflect our best judgment based on currently known market conditions and other factors. Although we believe such estimates and assumptions to be reasonable, they are inherently uncertain and involve a number of risks and uncertainties that are beyond our control. In addition, management's assumptions about future events may prove to be inaccurate. Management cautions all readers that the forward-looking statements contained in this news release are not guarantees of future performance, and we cannot assure you that such statements will be realized or the forward-looking events and circumstances will occur. Actual results may differ materially from those anticipated or implied in the forward-looking statements due to factors listed in the “Risk Factors” section in our SEC filings and elsewhere in those filings. All forward-looking statements speak only as of the date of this news release. We do not intend to publicly update or revise any forward-looking statements as a result of new information, future events or otherwise.

SOURCE: Vanguard Natural Resources, Inc.

CONTACT: Vanguard Natural Resources, Inc.

Investor Relations

Lisa Godfrey, 832-327-2234

IR@vnrenergy.com

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